Exhibit 99.1
FORWARD-LOOKING STATEMENTS
     This exhibit includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans, intentions or expected cost savings relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Liquidity and Capital Resources Following the Transactions.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to:
•	the impact of the substantial indebtedness incurred to finance the consummation of the Transactions (as defined below);

•	the outcome of any legal proceedings instituted against us or others in connection with the Transactions;

•	the effect of the announcement of the Transactions on our customer relationships, operating results and business generally;

•	changes in interest rates;

•	the amount of the costs, fees, expenses and charges related to the Transactions;

•	diversion of management’s attention from ongoing business concerns; and

•	the need to allocate significant amounts of cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities.
     The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.
     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this exhibit and are expressly qualified in their entirety by the cautionary statements included in this exhibit. Our actual results may differ materially from results anticipated in our forward-looking statements.

MARKET DATA
     Market and industry data throughout this exhibit was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations and publications, the Arbitron Inc. (“Arbitron”) and Nielsen Media Research, Inc. rankings, the Veronis Suhler Stevenson Industry Forecast, the Radio Advertising Bureau, BIA Financial Network Inc., eMarketer, the Outdoor Advertising Association of America and Universal McCann. While we believe our internal surveys, third-party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. Accordingly, we do not make any representations as to the accuracy or completeness of that data.
     Entities affiliated with Thomas H. Lee Partners, L.P. beneficially own approximately 20.7% of the outstanding shares of capital stock of The Nielsen Company B.V., an affiliate of Nielsen Media Research, Inc. Additionally, officers of Thomas H. Lee Partners, L.P. are members of the governing bodies of Nielsen Finance LLC, The Nielsen Company B.V. and Nielsen Finance Co., each of which are affiliates of Nielsen Media Research, Inc. Information provided by Nielsen Media Research, Inc. is contained in reports that are available to all of the clients of Nielsen Media Research, Inc. and were not commissioned by or prepared for Thomas H. Lee Partners, L.P. or Bain Capital Partners, LLC.
INTRODUCTION
     Unless otherwise stated or the context otherwise requires, all references in this exhibit to “Clear Channel,” “we,” “our,” “us” and “Company” refer to Clear Channel Communications, Inc. and its consolidated subsidiaries after giving effect to the Transactions described in this exhibit, references to “CCM Parent” refer to CC Media Holdings, Inc., references to “Merger Sub” refer to BT Triple Crown Merger Co., Inc. and references to the “Fincos” refer to B Triple Crown Finco, LLC and T Triple Crown Finco, LLC. In addition, unless otherwise stated or unless the context otherwise requires, all references in this exhibit to the “merger agreement” refer to the Agreement and Plan of Merger, dated November 16, 2006, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, by and among Clear Channel, Merger Sub, the Fincos and CCM Parent, and all references to the “merger” refer to the merger contemplated by the merger agreement. Upon satisfaction of the conditions set forth in the merger agreement, Merger Sub merged with and into Clear Channel, with Clear Channel continuing as the surviving corporation. We refer to the merger, the financing transactions consummated in connection with the merger, and the application of proceeds thereof, including the repayment of certain of our existing indebtedness, as the “Transactions.”
OVERVIEW
     We are the largest outdoor media and the largest radio company in the world, with leading market positions in each of our operating segments: Americas Outdoor Advertising, International Outdoor Advertising and Radio Broadcasting.
•	Americas Outdoor Advertising. We are the largest outdoor media company in the Americas, which includes the United States, Canada and Latin America. We own or operate approximately 209,000 displays in our Americas Outdoor Advertising segment. Our outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars which we believe are in premier real estate locations in each of our markets throughout the Americas. We have operations in 49 of the top 50 markets in the United States, including all of the top 20 markets. For the last twelve months ended June 30, 2008, Americas Outdoor Advertising represented 21% of our net revenue and 27% of pro forma Adjusted EBITDA.

•	International Outdoor Advertising. We are a leading outdoor media company internationally with operations in Asia, Australia and Europe. We own or operate approximately 688,000 displays in 34 countries, including key positions in attractive international growth markets. Our international outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays. For the last twelve months ended June 30, 2008, International Outdoor Advertising represented 27% of our net revenue and 15% of pro forma Adjusted EBITDA.

•	Radio Broadcasting. We are the largest radio broadcaster in the United States. As of December 31, 2007, we owned 890 domestic radio stations, with 275 stations operating in the top 50 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of approximately 103 million individuals. In addition, we owned 115 smaller market non-core radio stations, of which 78 were sold subsequent to December 31, 2007, and 34 of which were subject to sale under definitive asset purchase agreements at June 30, 2008. We also operate a national radio network that produces, distributes, or represents more than 70 syndicated radio programs and services for more than 5,000 radio stations. Some of our more popular syndicated programs include Rush Limbaugh, Steve Harvey, Ryan Seacrest and Jeff Foxworthy. We also own various sports, news and agriculture networks as well as equity interests in various international radio broadcasting companies located in Australia, Mexico and New Zealand. For the last twelve months ended June 30, 2008, Radio Broadcasting represented 49% of our net revenue and 57% of pro forma Adjusted EBITDA.

•	Other. The “other” (“Other”) category includes our media representation business, Katz Media Group, Inc. (“Katz Media”), and general support services and initiatives which are ancillary to our other businesses. Katz Media is a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Katz Media represents over 3,200 radio stations and 380 television stations. For the last twelve months ended June 30, 2008, the Other category represented 3% of our net revenue and 1% of pro forma Adjusted EBITDA.
     For the last twelve months ended June 30, 2008, we generated consolidated net revenues of $7,009 million and pro forma Adjusted EBITDA of $2,267 million.
Our Strengths
     Global Scale and Local Market Leadership. We are the largest outdoor media and the largest radio company in the world. We believe we have unmatched asset quality in both businesses. We operate over 897,000 outdoor advertising displays worldwide, in what we believe are premier real estate locations. We own 890 radio stations in the top United States markets with strong signals and brand names. Our real estate locations, signals and brands provide a distinct local competitive advantage. Our global scale enables productive and cost-effective investment across our portfolio, which support our strong competitive position.
•	Our outdoor advertising business is focused on urban markets with dense populations. Our real estate locations in these urban markets provide outstanding reach and therefore a compelling value proposition for our advertisers, enabling us to achieve more attractive economics. In the United States, we believe we hold the #1 market share in eight of the top 10 markets and are either #1 or #2 in 18 of the top 20 markets. Internationally, we believe we hold leading positions in France, Italy, Spain and the United Kingdom, as well as several attractive growth countries, including Australia and China.

•	Our scale has enabled cost-effective investment in new display technologies, such as digital billboards, which we believe will continue to support future growth. This technology will enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs.

•	We own the #1 or #2 ranked radio station clusters in eight of the top 10 markets and in 18 of the top 25 markets in the United States. We have an average market share of 26% in the top 25 markets. With a total weekly listening base of approximately 103 million individuals, our portfolio of 890 stations generated twice the revenue as the next largest competitor in 2007. With over 5,000 sales people in local markets, we believe the aggregation of our local sales forces comprises the media industry’s largest local-based sales force with national scope. Our national scope has facilitated cost-effective investment in unique yield management and pricing systems that enable our local salespeople to maximize revenue. Additionally, our scale has allowed us to implement industry-changing initiatives that we believe differentiate us from the rest of the radio industry.

     Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets.
•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, spacing, location, replacement and content of outdoor advertising structures. Due to such regulation, it has become increasingly difficult to construct new outdoor advertising structures. Further, for many of our existing billboards, a permit for replacement cannot be sought by our competitors or landlords. As a result, our existing billboards in top demographic areas, which we believe are in premier locations, have significant value.

•	Ownership and operation of radio broadcast stations is governed by the Federal Communications Commission’s (“FCC”) licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are also able to operate our market clusters efficiently by eliminating duplicative operating expenses and realizing economies of scale.
     Attractive Out-of-home Industry Fundamentals. Both outdoor advertising and radio broadcasting offer compelling value propositions to advertisers, unparalleled reach and valuable out-of-home positions.
•	Compelling Value Propositions. Outdoor media and radio broadcasting offer compelling value propositions to advertisers by providing the #1 and #2 most cost-effective media advertising outlets, respectively, as measured by cost per thousand persons reached (“CPM”). According to the Radio Advertising Bureau, radio advertising’s return on investment is 49% higher than that of television advertising.

•	Unparalleled Audience Reach. According to Arbitron, 98% of Americans travel in a car each month, with an average of 310 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase. Additionally, radio programming reaches 93% of all United States consumers in a given week, with the average consumer listening for almost three hours per day. On a weekly basis, this represents nearly 233 million unique listeners.

•	Valuable Out-of-home Position. Both outdoor media and radio broadcasting reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (outdoor and radio) garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.
     Consistent, Defensible Growth Profile. Both outdoor advertising and radio in the United States have demonstrated consistent growth and resiliency over the last 40 years.
•	United States outdoor advertising revenue has grown to approximately $7 billion in 2007, representing a 9% compound annual growth rate (“CAGR”) since 1970. Growth has come via traditional billboards along highways and major roadways, as well as alternative advertising including transit displays, street furniture and mall displays. The outdoor industry has experienced only two negative growth years between 1970 and 2007. Additionally, in the past, the growth rate in the two years following an economic recession has averaged 8%. Outdoor media continues to be a growing form of advertising relative to other forms. According to the eMarketer industry forecast, total outdoor advertising is expected to grow at a 10% CAGR from 2007 to 2012, driven by an increased share of media spending and the rollout of digital billboards.

•	United States radio advertising revenue has grown to approximately $19 billion in 2007, representing an 8% CAGR since 1970. Radio broadcasting has been a relatively resilient form of advertising, weathering several competitive and technological advancements over time, including the introduction of television, audio cassettes, CDs and other portable audio devices, and remaining an important component of local advertiser marketing budgets. The radio industry has experienced only three negative growth years from 1970 through 2007. Historically, the growth rate in the two years following an economic recession has averaged 9%. While revenue in the radio industry (according to the Radio Advertising Bureau) declined during 2007 and the first six months of 2008, the Veronis Suhler Stevenson Industry Forecast expects radio broadcast and digital advertising to grow at a 1% CAGR from 2007 to 2012. We expect growth to be driven by increased advertising, due to a captive audience spending more time in their cars and the adoption of new technologies such as high definition (“HD”) radio.
     Strong Cash Flow Generation. We have strong operating margins, driven by our significant scale and leading market share in both outdoor advertising and radio broadcasting. In addition, both outdoor media and radio broadcasting are low capital intensity businesses. For the twelve months ended June 30, 2008, our capital expenditures were 6% of net revenue with maintenance capital expenditures comprising 2% of net revenue. The change in net working capital from 2006 to 2007 was approximately 0.08% of net revenue. As a result of our high margins and low capital requirements, we have been able to convert a significant portion of our revenue into cash flow. By continuing to grow our business while maintaining costs, we expect to further improve our cash flow generation.
     Individual, Saleable Assets with High Value. Our business is comprised of numerous individual operating units, independently successful in local markets throughout the United States and the rest of the world. This creates tremendous asset value, with outdoor media and radio broadcasting businesses that are saleable at attractive multiples. Furthermore, at June 30, 2008, we have a capital loss carryforward of approximately $706 million that can be used to offset capital gains recognized on asset sales over the next three years.
     Business Diversity Provides Stability. Currently, approximately half of our revenue is generated from our Americas Outdoor Advertising and our International Outdoor Advertising segments, with the remaining half comprised of our Radio Broadcasting segment, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and radio programming formats. Further, we enjoy substantial diversity in our outdoor business, with no market and no ad category greater than 8% of our 2007 outdoor revenue. We also enjoy substantial diversity in our radio business, with no market greater than 9%, no format greater than 18%, and no ad category greater than 19% of our 2007 radio revenue. Through our multiple business units, we are able to reduce revenue volatility resulting from softness in any one advertising category or geographic market.
     Experienced Management Team and Entrepreneurial Culture. We have an experienced management team from our senior executives to our local market managers. Our executive officers and certain radio and outdoor senior managers possess an average of 20 years of industry experience, and have combined experience of over 220 years. The core of the executive management team includes Chief Executive Officer Mark P. Mays, who has been with the Company for over 19 years, and President and Chief Financial Officer Randall T. Mays, who has been with the Company for over 15 years. We also maintain an entrepreneurial culture empowering local market managers to operate their markets as separate profit centers, subject to centralized oversight. A portion of our managers’ compensation is dependent upon the financial success of their individual market. Our managers also have full access to our centralized resources, including sales training, research tools, shared best practices, global procurement and financial and legal support. Our culture and our centralization allow our local managers to maximize cash flow.
Our Strategy
     Our goal is to strengthen our position as a leading global media company specializing in “out-of-home” advertising and to maximize cash flow. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:
Outdoor
     We seek to capitalize on our global outdoor network and diversified product mix to maximize revenue and cash flow. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes throughout the markets in which we operate. Our diversified product mix and long-standing presence in many of our existing markets provide us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.
     Drive Outdoor Media Spending. Outdoor advertising only represented 2.4% of total dollars spent on advertising in the United States in 2007. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by highlighting the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved demographic measurements of outdoor advertising. We believe that these measurement systems will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth. According to the Veronis Suhler Stevenson Industry Forecast, outdoor advertising’s share of total advertising spending will grow by approximately 32% from 2007 to 2012.
     Increase Our Share of Outdoor Media Spending. Domestically, we own and operate billboards on real estate in the highest trafficked areas of top markets—a compelling advertising opportunity for both local and national businesses. Internationally, we own and operate a variety of outdoor displays on real estate in large urban areas. We intend to continue to work toward ensuring that our customers have a superior experience by leveraging our unparalleled presence and our best-in-class sales force, and by increasing our focus on customer satisfaction and improved measurement systems. We believe our commitment to superior customer service, highlighted by our unique “Proof of Performance” system, and our superior products led to over 12,000 new advertisers in 2007. We have generated growth in many categories, including telecom, automotive and retail.
     Roll Out Digital Billboards. Advances in electronic displays, including flat screens, LCDs and LEDs, allow us to provide these technologies as complements to traditional methods of outdoor advertising. These electronic displays may be linked through centralized computer systems to instantaneously and simultaneously change static advertisements on a large number of displays. Digital outdoor advertising provides numerous advantages to advertisers, including the unprecedented flexibility to change messaging over the course of a day, the ability to quickly change messaging and the ability to enhance targeting by reaching different demographics at different times of day. Digital outdoor displays provide us with advantages, as they are operationally efficient and eliminate safety issues from manual copy changes. Additionally, digital outdoor displays have, at times, enhanced our relationship with regulators, as in certain circumstances we have offered emergency messaging services and public service announcements on our digital boards. We recently began converting a limited number of vinyl boards to networked digital boards. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs. We believe that the costs of digital upgrades will decrease over time as technologies improve and more digital boards come to market.
Radio
     Our radio broadcasting strategy centers on providing programming and services to the local communities in which we operate and being a contributing member of those communities. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers, thereby growing revenue and cash flow. Our radio broadcasting strategy also entails improving the ongoing operations of our stations through effective programming, promotion, marketing, sales and careful management of costs and expanded distribution of content.
     Drive Local and National Advertising. We intend to drive growth in our radio business via a strong focus on yield management, increased sales force effectiveness and expansion of our sales channels. In late 2004, we implemented what we believe are industry-leading price and yield optimization systems and invested in new information systems, which provide station level inventory yield and pricing information previously unavailable in the industry. We shifted our sales force compensation plan from a straight “volume-based” commission percentages system to a “value-based” system to reward success in optimizing price and inventory. We believe that utilization of our unique systems throughout our distribution and sales platform will drive continued revenue growth in excess of market radio revenue growth. We also intend to focus on driving advertisers to our radio stations through new sales channels and partnerships. For example, we recently formed an alliance with Google whereby we have gained access to an entirely new group of advertisers within a new and complementary sales channel.

     Continue to Capitalize on “Less is More.” In late 2004, we launched the Less is More initiative to position the Company for long-term radio growth. The implementation of the Less is More initiative reduced advertising clutter, enhanced listener experience and improved radio’s attractiveness as a medium for advertisers. On average, we reduced ad inventory by 20% and promotion time by 50%, which has led to more time for listeners to enjoy our compelling content. In addition, we changed our available advertising spots from 60 second ads to a combination of 60, 30, 15 and five second ads in order to give advertisers more flexibility. As anticipated, our reduction in ad inventory led to a decline in Radio Broadcasting revenue in 2005. Revenue growth of 6% followed in 2006, outperforming an index of other radio broadcasters. We continued to outperform the radio industry in 2007 and the first six months of 2008. Our Less is More strategy has separated us from our competitors and we believe it positions us to continue to outperform the radio industry.
     Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent and our Premiere Radio Network offers over 70 syndicated radio programs and services for more than 5,000 radio stations across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations. Finally, we are continually expanding content choices for our listeners, including utilization of HD radio, Internet and other distribution channels with complementary formats. Ultimately, compelling content improves audience share which, in turn, drives revenue and cash flow generation.
     Deliver Content via New Distribution Technologies. We intend to drive company and industry development through new distribution technologies. Some examples of such innovation are as follows:
•	Alternative Devices. The FM radio feature is increasingly integrated into MP3 players and cell phones. This should expand FM listenership by “putting a radio in every pocket” with free music and local content and represents the first meaningful increase in the radio installed base in more than 25 years.

•	HD Radio. HD radio enables crystal clear reception, interactive features, data services and new applications. For example, the interactive capabilities of HD radio will potentially permit us to participate in commercial download services. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. On December 6, 2005, we joined a consortium of radio operators in announcing plans to create the HD Digital Radio Alliance to lobby auto makers, radio manufacturers and retailers for the rollout of digital radios. We plan to continue to develop compelling HD content and applications and to support the alliance to foster industry conversion. We currently operate 804 HD stations, comprised of 454 HD and 350 HD2 signals.

•	Internet. Clear Channel websites had over 10.5 million unique visitors in April 2008, making the collection of these websites one of the top five trafficked music websites. Streaming audio via the Internet provides increased listener reach and new listener applications as well as new advertising capabilities.

•	Mobile. We have pioneered mobile applications which allow subscribers to use their cell phones to interact directly with the station, including finding titles or artists, requesting songs and downloading station wallpapers.
Consolidated
     Maintain High Free Cash Flow Conversion. Our business segments benefit from high margins and low capital intensity, which leads to strong free cash flow generation. We intend to closely manage expense growth and to continue to focus on achieving operating efficiencies throughout our businesses. Within each of our operating segments, we share best practices across our markets and continually look for innovative ways to contain costs. Historically, we have been able to contain costs in all of our segments during periods of slower revenue growth. For example, while our Radio Broadcasting segment experienced flat growth in net revenue for the year ended December 31, 2007, we were able to reduce Radio Broadcasting operating expenses and increase Radio Broadcasting operating income by 1% during this period. We will continue to seek new ways of reducing costs across our global network. We also intend to deploy growth capital with discipline to generate continued high free cash flow yield.

     Pursue Strategic Opportunities and Optimize Our Portfolio of Assets. An inherent benefit of both our outdoor advertising and radio broadcasting businesses is that they represent a collection of saleable assets at attractive multiples. Furthermore, at June 30, 2008, we have a capital loss carryforward of approximately $706 million that can be used to offset capital gains recognized on asset sales over the next three years. We continually evaluate strategic opportunities both within and outside our existing lines of business and may from time to time sell, swap, or purchase assets or businesses in order to maximize the efficiency of our portfolio.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table sets forth our summary historical and unaudited pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data for, and as of, the years ended December 31, 2007, 2006 and 2005 are derived from our audited consolidated financial statements. The summary historical financial data for, and as of, the six-month periods ended June 30, 2008 and 2007 are derived from our unaudited consolidated financial statements. In the opinion of management, the interim data reflects all adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of the results for the interim periods. The selected historical financial data for the years ended December 31, 2007, 2006 and 2005 and for each of the six-month periods ended June 30, 2008 and 2007 are included elsewhere in this exhibit. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the six-month period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.
     The unaudited pro forma financial data for, and as of, the last twelve months ended June 30, 2008 gives effect to the Transactions in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” We have derived the pro forma financial data for the last twelve months ended June 30, 2008 by adding the pro forma financial data for the year ended December 31, 2007 and the pro forma financial data for the six months ended June 30, 2008 and subtracting the pro forma financial data for the six months ended June 30, 2007. The pro forma adjustments are based upon available data and certain assumptions we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be if the Transactions occurred at any date, nor does such data purport to project the results of operations for any future period.
     The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing in our periodic and annual reports filed with the Securities and Exchange Commission and with “Unaudited Pro Forma Condensed Consolidated Financial Statements” appearing in this exhibit. The amounts in the tables may not add due to rounding.

	Historical					Pro Forma
	Year ended			Six Months		Twelve Months
	December 31,			Ended June 30,		Ended June 30,
	2007	2006	2005	2008	2007	2008 (1)
	(Dollars in millions)			(unaudited)		(unaudited)
Statement of Operations:
Revenue	$6,921	$6,568	$6,127	$3,395	$3,307	$7,009
Direct operating expenses (excludes depreciation and amortization) (2)	2,733	2,532	2,352	1,449	1,304	2,878
Selling, general and administrative expenses (excludes depreciation and amortization) (2)	1,762	1,709	1,651	872	864	1,771
Depreciation and amortization	567	600	594	294	281	747
Corporate expenses (excludes depreciation and amortization) (2)	181	196	167	94	91	194
Merger expenses	7	8	—	8	4	—
Gain on disposition of assets—net	14	71	50	19	11	23

Operating income	1,685	1,594	1,413	697	774	1,442
Interest expense	452	484	443	182	235	1,672
Gain (loss) on marketable securities	7	2	(1)	34	—	41
Equity in earnings of nonconsolidated affiliates	35	38	38	92	17	111
Other income (expense)—net	6	(9)	11	6	—	11

Income (loss) before income taxes, minority interest and discontinued operations	1,281	1,141	1,018	647	556	(67)
Income tax benefit (expense)	(441)	(470)	(403)	(192)	(230)	139
Minority interest expense, net of tax	47	32	18	16	15	48

Income before discontinued operations	793	639	597	439	311	$24

Income from discontinued operations, net	146	53	339	643	27

Net income	$939	$692	$936	$1,082	$338

Cash Flow Data:
Cash interest expense (3)	$462	$461	$430	$241	$204	$1,482
Capital expenditures (4)	363	337	303	212	153	422
Net cash provided by operating activities	$1,576	$1,748	$1,304	686	671
Net cash used in investing activities	(483)	(607)	(350)	(178)	(202)
Net cash used in financing activities	(1,431)	(1,179)	(1,061)	(999)	(567)
Net cash provided by discontinued operations	366	69	157	1,014	74
Other Financial Data:
Total debt (5)						$19,538
Total guaranteed/subsidiary debt (6)						15,759
EBITDA (7)	$2,293	$2,223	$2,056	$1,089	$1,072	2,311
OIBDAN (7)	2,289	2,173	1,963	1,000	1,070	2,219
Adjusted EBITDA (7)						2,267
Ratio of total debt to Adjusted EBITDA						8.6x
Ratio of total guaranteed/subsidiary debt to Adjusted EBITDA						7.0x
Balance Sheet Data:
Cash and cash equivalents	$145	$116	$84	$668	$92	$506
Working capital (8)	856	850	748	1,011	898	1,053
Total assets	18,806	18,887	18,719	19,078	18,848	27,778
Total debt	6,575	7,663	7,047	5,772	7,208	19,538
Shareholders’ equity (9)	8,797	8,042	8,826	9,876	8,315	2,014

(1)	Information for the twelve months ended June 30, 2008 is presented on a pro forma basis to give effect to the Transactions. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(2)	Includes non-cash compensation expense.

(3)	Pro forma cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and purchase accounting discount. Pro forma cash interest expense assumes that the PIK Election has not been made.

(4)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(5)	Represents the sum of the indebtedness incurred in connection with the closing of the Transactions, which is guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and retained indebtedness of us and our restricted subsidiaries which remains outstanding after the closing of the Transactions. The retained indebtedness amount reflects purchase accounting fair value adjustments of a negative $1,232 million related to our retained senior notes.

(6)	Represents total debt described in footnote 5 above, less the amount of our retained senior notes outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries.

(7)	The following table discloses the Company’s EBITDA (income (loss) from continuing operations before interest expense, income tax (benefit) expense, depreciation and amortization, (gain) loss on marketable securities and minority interest expense, net of tax), OIBDAN (defined as EBITDA excluding non-cash compensation expense and the following line items presented in the Statement of Operations: merger expenses; gain (loss) on disposition of assets—net; equity in earnings of nonconsolidated affiliates and other income (expense)—net) and Adjusted EBITDA (OIBDAN adjusted for the annual management fee to be paid to the Sponsors, if any, and other items described below), which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations and cash flows. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Some adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this exhibit.

EBITDA, OIBDAN and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
•	EBITDA, OIBDAN and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iii) our tax expense or the cash requirements to pay our taxes; and (iv) our historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, OIBDAN and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA, OIBDAN and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

The following table summarizes the calculation of the Company’s historical and pro forma EBITDA, OIBDAN and pro forma Adjusted EBITDA and provides a reconciliation to the Company’s net income (loss) from continuing operations for the periods indicated:

	Historical					Pro Forma
						Twelve Months
				Six Months Ended		Ended
	Year Ended December 31,			June 30,		June 30,
	2007	2006	2005	2008	2007	2008(a)
	(Dollars in millions)			(unaudited)		(unaudited)
Income from continuing operations	$793	$639	$597	$439	$311	$24
Interest expense	452	484	443	182	235	1,672
Income tax (benefit) expense	441	470	403	192	230	(139)
Depreciation and amortization	567	600	594	294	281	747
(Gain) loss on marketable securities	(7)	(2)	1	(34)	—	(41)
Minority interest expense, net of tax	47	32	18	16	15	48

EBITDA	$2,293	$2,223	$2,056	$1,089	$1,072	$2,311

Non-cash compensation	44	42	6	20	22	53
Gain on disposition of assets—net	(14)	(71)	(50)	(19)	(11)	(23)
Merger expenses	7	8	—	8	4	—
Equity in earnings of nonconsolidated affiliates	(35)	(38)	(38)	(92)	(17)	(111)
Other (income) expense—net	(6)	9	(11)	(6)	—	(11)

OIBDAN	$2,289	$2,173	$1,963	$1,000	$1,070	$2,219

Cash received from nonconsolidated affiliates (b)						38
Non-core radio EBITDA (c)						2
Non-cash rent expense (d)						8

Adjusted EBITDA						$2,267

(a)	Information for the twelve months ended June 30, 2008 is presented on a pro forma basis to give effect to the Transactions. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(b)	Represents expected recurring cash dividends received from nonconsolidated affiliates as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(c)	Represents the EBITDA from our non-core radio stations that were not sold as of June 30, 2008 and whose results of operations are included in “Income from discontinued operations, net” in the income statement.

(d)	Represents the difference between cash rent expense and GAAP rent expense.

(8)	Working capital is defined as (i) current assets except for cash, cash from discontinued operations, income taxes receivable and current deferred tax assets less (ii) current liabilities except for current portion of long-term debt, accrued interest, income taxes payable, current deferred tax liabilities and income taxes payable from discontinued operations.

(9)	The pro forma amount represents total shareholders’ equity from equity investments of $2,924 million, excluding $75 million of restricted stock and options of CCM Parent, presented on a pro forma basis less accounting adjustments of $911 million mainly related to continuing shareholders’ basis in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”).

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the notes being sold by the selling noteholders. The selling noteholders were the initial purchasers of the notes. See “Private Statement” and “Selling Noteholders.”
     The following table sets forth our sources and uses in connection with the Transactions. The amounts in the table may not add due to rounding.

Sources
(In millions)
Senior secured credit facilities:
Revolving credit facility (1)
Domestic based borrowings	—
Foreign subsidiary borrowings	$80
Term loan A facility (2)	1,332
Term loan B facility (3)	10,700
Term loan C—asset sale facility (4)	696
Delayed draw term loan facilities (5)	—
Receivables based credit facility (2)	534
Senior cash pay notes offered hereby	980
Senior toggle notes offered hereby	1,330
Cash	997
Retained debt (6)	5,137
Common equity (7)	3,000

Total Sources	$24,785

Uses
(In millions)
Purchase of common stock (8)	$17,961
Refinance existing debt (9)	639
Retained debt (6)	5,137
Fees, expenses and other related costs of the Transactions (10)	638
Cash	410

Total Uses	$24,785

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million is available in alternative currencies. We have designated several of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, at the consummation of the Transactions, we borrowed $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions.

(2)	The aggregate amount of the 6-year term loan A facility was the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility was correspondingly reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $695.879 million 7.5-year term loan C—asset sale facility. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing 7.65% senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. We did not borrow any amount available to us under the delayed draw 1 term loan facility or the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility. Upon the expiration of our cash tender offer and consent solicitation for our existing 7.65% senior notes due 2010 discussed in footnote 6 below, we expect to borrow amounts available to us under our delayed draw 1 term loan facility in order to redeem such senior notes.

(6)	The aggregate principal amount of our retained senior notes and subsidiary indebtedness that remains outstanding following the consummation of the Transactions is $5,025 million and $112 million, respectively. The aggregate principal amount of our retained senior notes includes the $750 million aggregate principal amount of our 7.65% senior notes due 2010. On August 7, 2008, we announced that we relaunched a cash tender offer and consent solicitation for our outstanding 7.65% senior notes due 2010, to be repurchased with amounts drawn under our delayed draw 1 term loan facility. Accordingly, our total debt outstanding following the expiration of the cash tender offer and consent solicitation will remain unchanged. The cash tender offer and consent solicitation is scheduled to expire on September 5, 2008.

(7)	Represents total equity as a result of rollover equity of our existing shareholders who elected to receive shares of CCM Parent as merger consideration, rollover equity from the Mays family, restricted stock and cash equity contributed to us indirectly by CCM Parent from cash equity investments in CCM Parent by entities associated with the Sponsors and their co-investors. Actual cash equity was decreased by the amount of Clear Channel cash available on the closing date to be used in the Transactions, subject to a minimum of $3,000 million total equity.

(8)	The amount represents approximately 498.2 million issued and outstanding common shares and the settlement of 603,734 outstanding employee stock options at a per share price of $36.00, payable in either cash or rollover equity as selected by existing shareholders.

(9)	Represents the repurchase of $639 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(10)	Reflects fees, expenses and other costs incurred in connection with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, costs associated with certain restricted stock grants to management, change-in-control payments, excess cash and other transaction costs and professional fees.

CAPITALIZATION
     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Transactions as if the Transactions had occurred as of such date. You should read this table along with “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our historical consolidated financial statements and related notes appearing elsewhere in this exhibit. The amounts in this table may not add due to rounding.

	As of June 30,
	2008
	Historical	Pro Forma
	(In millions)
Cash and Cash Equivalents	$668	$506

Debt:
Existing revolving credit facility
Domestic based borrowings	$—	$—
Foreign subsidiary borrowings	—	—
Senior secured credit facilities:	—	—
Revolving credit facility (1)
Domestic based borrowings	—	—
Foreign subsidiary borrowings	—	80
Term loan A facility (2)	—	1,332
Term loan B facility (3)	—	10,700
Term loan C—asset sale facility (4)	—	696
Delayed draw term loan facilities (5)	—	—
Receivables based credit facility (2)	—	534
Senior cash pay notes offered hereby	—	980
Senior toggle notes offered hereby	—	1,330
Retained subsidiary debt (6)	747	107

Total guaranteed/subsidiary debt (7)(8)	$747	$15,759
Retained structurally subordinated Clear Channel notes (8)(9)	5,025	3,779

Total Debt	5,772	19,538
Total Shareholders’ Equity (10)	9,876	2,014

Total Capitalization	$15,648	$21,552

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million is available in alternative currencies. We have designated several of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, we borrowed $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions.

(2)	The aggregate amount of the 6-year term loan A facility was the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility was correspondingly reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $695.879 million 7.5-year term loan C—asset sale facility. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing 7.65% senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. We did not borrow any amount available to us under the delayed draw 1 term loan facility or the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility. Upon the expiration of our cash tender offer and consent solicitation for our existing 7.65% senior notes due 2010 discussed in footnote 8 below, we expect to borrow amounts available to us under our delayed draw 1 term loan facility in order to redeem such senior notes.

(6)	Represents subsidiary indebtedness as of June 30, 2008 which remains outstanding after the closing of the Transactions.

(7)	Represents the sum of the indebtedness incurred in connection with the closing of the Transactions, which is guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and retained indebtedness of us and our restricted subsidiaries which remains outstanding after the closing of the Transactions, which amount reflects the purchase accounting fair value adjustments.

(8)	Represents total debt, less the amount of our retained senior notes which remain outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries. On August 7, 2008, we announced that we relaunched a cash tender offer and consent solicitation for our outstanding 7.65% senior notes due 2010, to be repurchased with amounts drawn under our delayed draw 1 term loan facility. Accordingly, our total debt outstanding following the expiration of the cash tender offer and consent solicitation will remain unchanged. The cash tender offer and consent solicitation is scheduled to expire on September 5, 2008.

(9)	Represents our retained senior notes, which are not guaranteed by, or direct obligations of, our subsidiaries. The pro forma amount includes purchase accounting fair value adjustments of $1,232 million, of which approximately $61.9 million relates to our 7.65% senior notes due 2010 discussed in footnote 8 above.

(10)	The pro forma amount represents total shareholders’ equity from equity investments of $2,924 million, excluding $75 million of restricted stock and options of CCM Parent, presented on a pro forma basis less an accounting adjustment of $911 million mainly related to continuing shareholders’ basis in accordance with EITF 88-16. See “Unaudited Pro Forma Condensed Consolidated Financial Statements—Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to Clear Channel’s audited historical consolidated financial statements for the year ended December 31, 2007 and Clear Channel’s unaudited historical consolidated financial statements for the six months ended June 30, 2008 and 2007.
     The following unaudited pro forma condensed consolidated financial data gives effect to the merger which will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and EITF 88-16. As a result of the continuing ownership in CCM Parent by certain members of Clear Channel’s management and large shareholders, CCM Parent expects to allocate a portion of the consideration to the assets and liabilities at their respective fair values with the remaining portion recorded at the continuing shareholders’ historical basis. The pro forma adjustments are based on the preliminary assessments of allocation of the consideration paid using information available to date and certain assumptions believed to be reasonable. The allocation will be determined based on a formal valuation analysis and will depend on a number of factors, including: (i) the final valuation of Clear Channel’s assets and liabilities as of the effective time of the merger, (ii) the number of equity securities which were subject to agreements between certain officers or employees of Clear Channel and CCM Parent, and which were converted into equity securities of CCM Parent in the merger, (iii) the identity of the shareholders who elected to receive stock consideration in the merger and the number of shares of Class A common stock allocated to them and (vi) the historical basis of continuing ownership under EITF 88-16. As of the date of this exhibit, we have not completed the valuation studies necessary to estimate the fair values of our assets and liabilities and the related allocation of purchase price. Differences between the preliminary and final allocation may have a material impact on amounts recorded for total assets, total liabilities, shareholders’ equity and income (loss). For purposes of the unaudited pro forma condensed consolidated financial data, the management of CCM Parent has assumed that the fair value of equity after the merger is $2.9 billion. The unaudited pro forma condensed consolidated financial data reflects that Clear Channel shareholders elected to receive stock consideration with a value of approximately $781.9 million in connection with the merger. Based on these assumptions, it is anticipated that 11.5% of each asset and liability will be recorded at historic carryover basis and 88.5% at fair value. For purposes of the pro forma adjustment, the historical book basis of equity was used as a proxy for historical or predecessor basis of the control group’s ownership. The actual predecessor basis will be used, to the extent practicable, in the final purchase adjustments.
     The unaudited pro forma condensed consolidated balance sheet was prepared based upon the historical consolidated balance sheet of Clear Channel, adjusted to reflect the merger as if it had occurred on June 30, 2008.
     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007, the six months ended June 30, 2008 and 2007, and the last twelve months ended June 30, 2008 were prepared based upon the historical consolidated statements of operations of Clear Channel, adjusted to reflect the merger as if it had occurred on January 1, 2007.
     The unaudited pro forma condensed consolidated statements of operations do not reflect nonrecurring charges that have been or will be incurred in connection with the merger, including (i) compensation charges of $39.2 million for the acceleration of vesting of stock options and restricted shares, (ii) certain non-recurring advisory and legal costs of $247.2 million and (iii) costs for the early redemption of certain Clear Channel debt of $21.5 million. In addition, Clear Channel currently anticipates approximately $206.6 million will be used to fund certain liabilities and post closing transactions. These funds will be provided through either additional equity contributions from the Sponsors or their affiliates or Clear Channel’s available cash balances.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing in our periodic and annual reports filed with the Securities and Exchange Commission and with the historical financial statements and the notes thereto of Clear Channel included in this exhibit the other financial information contained in “Summary Historical and Unaudited Pro Forma Consolidated and Other Data” included herein.
     The unaudited pro forma condensed consolidated data is not necessarily indicative of the actual results of operations or financial position had the above described transactions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2008
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
ASSETS
Current assets:
Cash and cash equivalents	$668,093	$(161,717	)(G)	$506,376
Accounts receivable, net	1,773,939	—		1,773,939
Prepaid expenses	138,527	—		138,527
Other current assets	328,340	175,055	(A), (B)	503,395
Current assets from discontinued operations	—	—		—

Total Current Assets	$2,908,899	$13,338		$2,922,237
Property, plant & equipment, net	3,081,487	752,808	(A)	3,834,295
Property, plant and equipment from discontinued operations, net	13,280	7,318	(A)	20,598
Definite-lived intangibles, net	523,479	456,003	(A)	979,482
Indefinite-lived intangibles—licenses	4,214,057	2,375,833	(A)	6,589,890
Indefinite-lived intangibles—permits	252,794	2,892,927	(A)	3,145,721
Goodwill	7,256,252	1,827,144	(A)	9,083,396
Goodwill and intangible assets from discontinued operations, net	25,441	(2,028	)(A)	23,413
Other assets:
Notes receivable	12,066	—		12,066
Investments in, and advances to, nonconsolidated affiliates	300,905	229,616	(A)	530,521
Other assets	316,125	146,338	(A), (B)	462,463
Other investments	167,835	—		167,835
Other assets from discontinued operations	5,752	—		5,752

Total Assets	$19,078,372	$8,699,297		$27,777,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued expenses and accrued interest	$1,061,659	$—		$1,061,659
Current portion of long-term debt	1,228,415	(14,385	)(A), (C)	1,214,030
Deferred income	224,958	—		224,958
Accrued income taxes	142,338	—		142,338
Current liabilities from discontinued operations	—	—		—

Total Current Liabilities	2,657,370	(14,385)		2,642,985
Long-term debt	4,543,904	13,779,956	(A), (C)	18,323,860
Other long-term obligations	191,289	(191,289	)(L)	—
Deferred income taxes	828,992	3,025,906	(A), (D)	3,854,898
Other long-term liabilities	510,123	(39,000	)(A), (E)	471,123
Long-term liabilities from discontinued operations	—	—		—
Minority interest	470,659	—		470,659

Shareholders’ equity
Common Stock	49,837	(49,337	)(F)	500	(G)
Additional paid-in capital	26,886,854	(24,873,210	)(F)	2,013,644	(G)
Retained deficit	(17,407,163)	17,407,163	(F)	—
Accumulated other comprehensive income	354,670	(354,670	)(F)	—
Cost of shares held in treasury	(8,163)	8,163	(F)	—

Total Shareholders’ Equity	9,876,035	(7,861,891	)(F)	2,014,144	(G)

Total Liabilities and Shareholders’ Equity	$19,078,372	$8,699,297		$27,777,669

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$6,921,202	$—		$6,921,202
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	—		2,733,004
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	—		1,761,939
Depreciation and amortization	566,627	167,058	(H)	733,685
Corporate expenses (excludes depreciation and amortization)	181,504	9,729	(K)	191,233
Merger expenses	6,762	(6,762)	(J)	—
Gain on disposition of assets—net	14,113	—		14,113

Operating income (loss)	1,685,479	(170,025)		1,515,454
Interest expense	451,870	1,219,948	(I)	1,671,818
Gain (loss) on marketable securities	6,742	—		6,742
Equity in earnings of nonconsolidated affiliates	35,176	—		35,176
Other income (expense)—net	5,326	—		5,326

Income (loss) before income taxes and minority interest	1,280,853	(1,389,973)		(109,120)
Income tax (expense) benefit	(441,148)	523,466	(D)	82,318
Minority interest expense, net of tax	47,031	—		47,031

Income (loss) from continuing operations	$792,674	$(866,507)		$(73,833)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2007
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$3,307,269	$—		$3,307,269
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,304,134	—		1,304,134
Selling, general and administrative expenses (excludes depreciation and amortization)	863,509	—		863,509
Depreciation and amortization	280,994	83,529	(H)	364,523
Corporate expenses (excludes depreciation and amortization)	91,194	4,865	(K)	96,059
Merger expenses	4,370	(4,370	)(J)	—
Gain on disposition of assets—net	10,943	—		10,943

Operating income (loss)	774,011	(84,024)		689,987
Interest expense	234,499	601,410	(I)	835,909
Gain (loss) on marketable securities	(15)	—		(15)
Equity in earnings of nonconsolidated affiliates	16,699	—		16,699
Other income (expense)—net	328	—		328

Income (loss) before income taxes and minority interest	556,524	(685,434)		(128,910)
Income tax (expense) benefit	(230,252)	258,103	(D)	27,851
Minority interest expense, net of tax	15,246	—		15,246

Income (loss) from continuing operations	$311,026	$(427,331)		$(116,305)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2008
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$3,395,285	$—		$3,395,285
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,449,432	—		1,449,432
Selling, general and administrative expenses (excludes depreciation and amortization)	872,115	—		872,115
Depreciation and amortization	294,466	83,529	(H)	377,995
Corporate expenses (excludes depreciation and amortization)	94,277	4,865	(K)	99,142
Merger expenses	7,845	(7,845	)(J)	—
Gain on disposition of assets—net	19,451	—		19,451

Operating income (loss)	696,601	(80,549)		616,052
Interest expense	182,178	653,760	(I)	835,938
Gain on marketable securities	34,262	—		34,262
Equity in earnings of nonconsolidated affiliates	92,035	—		92,035
Other income (expense)—net	5,701	—		5,701

Income (loss) before income taxes and minority interest	646,421	(734,309)		(87,888)
Income tax (expense) benefit	(191,718)	276,675	(D)	84,957
Minority interest expense, net of tax	16,017	—		16,017

Income (loss) from continuing operations	$438,686	$(457,634)		$(18,948)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED JUNE 30, 2008
(In thousands)

	Clear
	Channel	Transaction		Pro
	Historical	Adjustments		Forma
Revenue	$7,009,218	$—		$7,009,218
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,878,302	—		2,878,302
Selling, general and administrative expenses (excludes depreciation and amortization)	1,770,545	—		1,770,545
Depreciation and amortization	580,099	167,058	(H)	747,157
Corporate expenses (excludes depreciation and amortization)	184,587	9,729	(K)	194,316
Merger expenses	10,237	(10,237	)(J)	—
Gain on disposition of assets—net	22,621	—		22,621

Operating income (loss)	1,608,069	(166,550)		1,441,519
Interest expense	399,549	1,272,298	(I)	1,671,847
Gain on marketable securities	41,019	—		41,019
Equity in earnings of nonconsolidated affiliates	110,512	—		110,512
Other income (expense)—net	10,699	—		10,699

Income (loss) before income taxes and minority interest	1,370,750	(1,438,848)		(68,098)
Income tax (expense) benefit	(402,614)	542,038	(D)	139,424
Minority interest expense, net of tax	47,802	—		47,802

Income (loss) from continuing operations	$920,334	$(896,810)		$23,524

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA
     The unaudited pro forma condensed consolidated financial data includes the following pro forma assumptions and adjustments.

(A)	The pro forma adjustments include the fair value adjustments to assets and liabilities in accordance with Statement 141 and the historical basis of the continuing shareholders of the “control group” in accordance with EITF 88-16. The control group under EITF 88-16 includes members of management of Clear Channel who exchanged pre-merger Clear Channel equity securities for shares of capital stock of CCM Parent and greater than 5% shareholders whose ownership has increased as a result of making a stock election in the merger. The continuing aggregate ownership of the control group is approximately 11.5%.
     The following table shows the impact of the continuing aggregate ownership by the control group on the pro forma balances of CCM Parent’s definite-lived intangibles, indefinite-lived intangibles, goodwill, total assets and total shareholders’ equity at June 30, 2008, and income (loss) from continuing operations for the year ended December 31, 2007, the six months ended June 30, 2008 and 2007, and the last twelve months ended June 30, 2008.
Control Group Continuing Ownership

		100 bps	100 bps
	11.5%	increase	decrease
	(In thousands)
Definite-lived intangibles, net	$979,482	(5,152)	5,152
Indefinite-lived intangibles—Licenses	6,589,890	(26,839)	26,839
Indefinite-lived intangibles—Permits	3,145,721	(32,680)	32,680
Goodwill	9,083,396	(24,497)	24,497
Total assets	27,777,669	(100,325)	100,325
Total shareholders’ equity	2,014,144	(80,499)	80,499

Income (loss) from continuing operations for the year ended December 31, 2007	(73,833)	2,506	(2,506)
Income (loss) from continuing operations for the six months ended June 30, 2008	(18,948)	1,254	(1,254)
Income (loss) from continuing operations for the six months ended June 30, 2007	(116,305)	1,254	(1,254)
Income (loss) from continuing operations for the last twelve months ended June 30, 2008	23,524	2,506	(2,506)
     For purposes of the pro forma adjustments, the historical book basis of equity was used as a proxy for historical or predecessor basis of the control group’s ownership. The actual predecessor basis will be used, to the extent practicable, in the final purchase adjustments.

     A summary of the merger is presented below:

(In thousands)
Consideration for Equity (i)	$17,925,986
Rollover of restricted stock awards	13,403
Transaction costs	268,779

Total Consideration	18,208,168
Less: Termination of cross currency swaps pre-merger	191,289
Less: Net assets acquired	9,876,035
Less: Adjustment for historical carryover basis per EITF 88-16	923,973
Less: Cash utilized to complete merger generated by Clear Channel subsequent to June 30, 2008	425,149

Excess Consideration to be Allocated	$6,791,722

Allocation:
Fair Value Adjustments:
Other current assets (B)	$129,360
Property, plant and equipment, net	752,808
Property, plant and equipment from discontinued operations, net	7,318
Definite-lived intangibles (ii)	456,003
Indefinite-lived intangibles—Licenses (iii)	2,375,833
Indefinite-lived intangibles—Permits (iii)	2,892,927
Intangible assets from discontinued operations, net	(2,028)
Investments in, and advances to, nonconsolidated affiliates	229,616
Other assets (B)	(136,463)
Long-term debt (C)	1,232,331
Deferred income taxes recorded for fair value adjustments to assets and liabilities (D)	(3,025,906)
Other long-term liabilities (E)	39,000
Termination of interest rate swaps (C)	13,779
Goodwill (iv)	1,827,144

Total Adjustments	$6,791,722

(i)	Consideration for equity:

Total shares outstanding (1)	497,944
Multiplied by: Price per share (2)	$36.00

17,925,986

(1)	Total shares outstanding include 603,734 equivalent shares subject to employee stock options.

(2)	Price per share is $36.00 per share, which is equal to the amount of the cash consideration.
(ii)	Identifiable intangible assets acquired subject to amortization includes contracts amortizable over a weighted average amortization period of approximately 3.8 years.
(iii)	The licenses and permits were deemed to be indefinite-lived assets that can be separated from any other asset, do not have legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives and require no material levels of maintenance to retain their cash flows. As such, licenses and permits are not currently subject to amortization. Annually, the licenses and permits will be reviewed for impairment and useful lives evaluated to determine whether facts and circumstances continue to support an indefinite life for these assets.

(iv)	The pro forma adjustment to goodwill consists of:

Removal of historical goodwill	$(7,256,252)
Goodwill arising from the merger	9,083,396

$1,827,144

     (B) These pro forma adjustments record the deferred loan costs of $328.5 million arising from the debt issued in conjunction with the merger, the removal of historical deferred loan costs, and adjustments for the liquidation of assets for a non-qualified employee benefit plan required upon a change of control as a result of the merger. Additionally, these pro forma adjustments record a current tax receivable of $133.4 million related to tax deductions resulting primarily from transaction costs associated with the merger.
     (C) This pro forma adjustment reflects long-term debt issued in connection with the merger and the fair value adjustments to existing Clear Channel long-term debt.

Total debt redeemed (i)	$(639,198)
Issuance of debt in merger (ii)	15,650,879
Fair value adjustment ($1,406,125 related to retained senior notes less $12,399 related to other fair value adjustments and $161,395 related to historical carryover basis per EITF 88-16)	(1,232,331)
Less: termination of interest rate swaps in connection with the merger	(13,779)
Debt adjustment ($13,779,956 long-term less $14,385 current portion)	$13,765,571
(i)	Total debt redeemed consists of the AMFM Operating Inc. 8% senior notes due 2008.

(ii)	Issuance of Debt in the Merger:

Senior secured credit facilities:
Revolving credit facility
Domestic based borrowings	$—
Foreign subsidiary borrowings	80,000
Term loan A facility	1,331,500
Term loan B facility	10,700,000
Term loan C—asset sale facility	695,879
Delayed draw term loan facilities	—
Receivables based credit facility	533,500
Notes offered hereby	2,310,000

Total	$15,650,879

     Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million is available in alternative currencies. We have designated several of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, we borrowed $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions.
     The aggregate amount of the 6-year term loan A facility was the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility was correspondingly reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions.
     Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

Our senior secured credit facilities further provide for a $695.879 million 7.5-year term loan C—asset sale facility. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing 7.65% senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. We did not borrow any amount available to us under the delayed draw 1 term loan facility or the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.

Our $784 million receivables based credit facility has availability that is limited by a borrowing base.

(D)	Deferred income taxes in the unaudited pro forma condensed consolidated balance sheet are recorded at the statutory rate in effect for the various tax jurisdictions in which Clear Channel operates. Deferred income tax liabilities increased $3.0 billion on the unaudited pro forma consolidated balance sheet primarily due to the fair value adjustments for licenses, permits and other intangibles.

The pro forma adjustment for income tax expense was determined using statutory rates for the year ended December 31, 2007, the six months ended June 30, 2008 and 2007, and the last twelve months ended June 30, 2008.

(E)	This pro forma adjustment is for the payment of $39.0 million for a non-qualified employee benefit plan required upon a change of control as a result of the merger.

(F)	These pro forma adjustments eliminate the historical shareholders’ equity to the extent that it is not carryover basis for the control group under EITF 88-16 (88.5% eliminated with 11.5% at carryover basis).

(G)	Pro forma shareholders’ equity was calculated as follows:

	(In thousands)
Fair value of shareholders’ equity at June 30, 2008		$17,925,986
Net cash proceeds from debt due to merger (i)		(15,001,271)

Fair value of equity after merger (ii)		$2,924,715

Pro forma shareholder’s equity under EITF 88-16
Fair value of equity after merger		$2,924,715
Less: 11.5% of fair value of equity after merger ($2,924,715 multiplied by 11.5%)	(335,699)
Plus: 11.5% of shareholders’ historical carryover basis (9,876,035 multiplied by 11.5%)	1,133,571
Less: Deemed dividend (15,001,271 multiplied by 11.5%)	(1,721,846)

Adjustment for historical carryover basis per EITF 88-16		(923,974)
Adjustment for rollover of restricted stock awards		13,403

Total pro forma shareholders’ equity under EITF 88-16 (iii)		$2,014,144

(i)	Net increase in debt in merger:

Issuance of debt in merger	$15,650,879
Total debt redeemed	(639,198)
Total decrease in cash (a)	586,866
Transaction and loan costs	(597,276)

Total increase in debt due to merger	$15,001,271

(a)	Reconciliation of cash balance:

Cash balance as of June 30, 2008		$668,093
Plus: Cash generated between June 30, 2008 and July 30, 2008	425,149
Less: Cash used to fund merger	(586,866)

Total pro forma cash adjustment		(161,717)

Total pro forma cash balance		$506,376

(ii)	For purposes of the unaudited pro forma condensed consolidated financial data, the management of CCM Parent has assumed that the fair value of equity after the merger is $2.9 billion.

(iii)	Total pro forma shareholders’ equity under EITF 88-16:

Common stock, par value $.001 per share	$500
Additional paid-in capital	2,013,644

$2,014,144

(H)	This pro forma adjustment is for the additional depreciation and amortization related to the fair value adjustments on property, plant and equipment and definite-lived intangible assets based on the estimated remaining useful lives ranging from two to twenty years for such assets.

(I)	This pro forma adjustment is for the incremental interest expense resulting from the new capital structure resulting from the merger and the fair value adjustments to existing Clear Channel long-term debt.

		Six	Six	Twelve
		Months	Months	Months
	Year Ended	Ended	Ended	Ended
	December 31,	June 30,	June 30,	June 30,
	2007	2008	2007	2008
		(In thousands)
Interest expense on revolving credit facility (1)	$14,561	$7,280	$7,280	$14,561
Interest expense on receivables based credit facility (2)	28,683	14,341	14,341	28,683
Interest expense on term loan facilities (3)	840,417	420,209	420,209	840,417
Interest expense on notes offered hereby (4)	251,650	125,825	125,825	251,650
Amortization of deferred financing fees and fair value adjustments on Clear Channel retained senior notes (5)	236,467	118,262	118,234	236,496
Reduction in interest expense on debt redeemed	(151,830)	(32,158)	(84,479)	(99,509)

Total pro forma interest adjustment	$1,219,948	$653,760	$601,410	$1,272,298

(1)	Pro forma interest expense reflects an $80 million outstanding balance on the $2,000 million revolving credit facility at a rate equal to an applicable margin (assumed to be 3.4%) over LIBOR (assumed to be 2.8%) plus a commitment fee of 0.5% on the assumed undrawn balance of the revolving credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the revolving credit facility would change by $0.1 million.

(2)	Reflects pro forma interest expense on the receivables based credit facility at a rate equal to an applicable margin (assumed to be 2.4%) over LIBOR (assumed to be 2.8%) and assumes a commitment fee of 0.375% on the unutilized portion of the receivables based credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the receivables based credit facility would change by $0.67 million.

(3)	Reflects pro forma interest expense on the term loan facilities at a rate equal to an applicable margin over LIBOR. The pro forma adjustment assumes margins of 3.4% to 3.65% and LIBOR of 2.8%. Assumes a commitment fee of 1.82% on the unutilized portion of the delayed draw term loan facilities. For each 0.125% per annum change in LIBOR, annual interest expense on the term loan facilities would change by $15.9 million.

(4)	Reflects a fixed rate of 10.75% on the senior cash pay notes offered hereby and a fixed rate of 11.00% on the senior toggle notes offered hereby.

(i)	These pro forma financial statements include the assumption that the PIK Election has not been made in all available periods to the fullest extent possible.

The table below quantifies the effects for the period presented of two possible alternate scenarios available to Clear Channel with regard to the payment of required interest, a) paying 100% payment-in-kind (“PIK”) for all periods presented and b) electing to pay 50% in cash and 50% through use of the PIK Election for all periods presented:

	100% PIK		50% Cash/50% PIK
	Increase in	Increase	Increase in	Increase
	interest	in net	interest	in net
	expense	loss	expense	loss
Year ended December 31, 2007	$14,566	$9,031	$7,283	$4,515
Six months ended June 30, 2008	14,438	8,952	7,219	4,476
Six months ended June 30, 2007	4,988	3,092	2,494	1,546
Twelve months ended June 30, 2008	24,016	14,890	12,008	7,445

The use of the 100% PIK Election will increase cash balances by approximately $146 million, net of tax, in the first year that the debt is outstanding. The use of the 50% cash pay / 50% PIK Election will increase cash balances by approximately $73 million, net of tax, in the first year that the debt is outstanding.

(5)	Represents debt issuance costs associated with our new bank facilities amortized over 6 years for the receivables based credit facility and the revolving credit facility, 6 to 7.5 years for the term loan facilities and 8 years for the notes offered hereby.

(J)	This pro forma adjustment reverses merger expenses as they are non-recurring charges incurred in connection with the merger.

(K)	This pro forma adjustment records non-cash compensation expense of $9.7 million, $4.9 million, $4.9 million and $9.7 million for the year ended December 31, 2007, the six months ended June 30, 2008 and 2007, and the last twelve months ended June 30, 2008, respectively, associated with common stock options of CCM Parent that were granted to certain key executives upon completion of the merger in accordance with new employment agreements described elsewhere in this exhibit. The assumptions used to calculate the fair value of these awards were consistent with the assumptions used by Clear Channel disclosed in its Form 10-K for the year ended December 31, 2007.

(L)	Clear Channel terminated its cross currency swap contracts on July 30, 2008 by paying the counterparty $196.2 million with available cash on hand.